Exhibit 99.1

Tina Jonas appointed to Leidos Board of Directors

(RESTON, Va.) September 18, 2024 – Leidos (NYSE:LDOS), a FORTUNE® 500 innovation company, announced that Tina Jonas has been appointed to the company’s Board of Directors, effective September 25, 2024. She will also join the Board’s Audit and Finance Committee.

Jonas is a recognized expert in military, defense and aerospace issues. Her background includes transformational leadership, strategy and planning, business development, operations, finance and technology deployment at the highest levels in the U.S. government and commercial sectors.

“Tina Jonas brings extensive defense and aerospace leadership experience in both government and industry to the Leidos Board of Directors,” said Leidos CEO Tom Bell. “Her insights will be invaluable as we work to support our critical customer missions and our nation’s warfighters. We’re confident her contributions will help continue to drive innovation and growth for our organization, and we’re honored to welcome her to the board.”

“With Tina’s distinguished career spanning top roles at key agencies, on Capitol Hill and in the commercial sector, she brings extensive expertise and strategic vision to Leidos,” said Leidos Chair Bob Shapard. “Her leadership will be instrumental as we navigate an evolving landscape and continue to innovate.”

Jonas joins Leidos with more than 20 years of experience in the federal government, including serving as Undersecretary of Defense (Comptroller) for the Department of Defense, assistant director and chief financial officer for the Federal Bureau of Investigation, Deputy Undersecretary of Defense for Financial Management and senior analyst with the Office of Management and Budget and the House Appropriations Defense Subcommittee.

Following her government service, she held executive positions in the aerospace and defense industry, including at United Technologies, Sikorsky Aircraft, and UnitedHealth Group Incorporated. Jonas serves on the board of Virgin Galactic Holdings, Inc. and Centrus Energy Corporation. Jonas previously served on several boards including Airbus Group North America and the Aerospace Corporation among others.

About Leidos

Leidos is a Fortune 500® innovation company rapidly addressing the world's most vexing challenges in national security and health. The company's global workforce of 48,000 collaborates to create smarter technology solutions for customers in heavily regulated industries. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $15.4 billion for the fiscal year ended December 29, 2023. For more information, visit www.leidos.com.

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Media Contact:
Alyssa Pettus
(571) 526-6743
alyssa.t.petus@leidos.com